Exhibit 5.5
March 19, 2009
The Goldman Sachs Group, Inc.,
   85 Broad Street,
     New York, New York 10004.
Ladies and Gentlemen:
     We refer to the General Guarantee Agreement, dated December 1, 2008 (the “Guarantee Agreement”), by The Goldman Sachs Group, Inc., a Delaware corporation (the “Guarantor”), which is being filed as Exhibit 4.80 to the Post-Effective Amendment referenced below. We understand that Goldman Sachs Bank USA, a New York corporation and a subsidiary of the Guarantor (“GS Bank”), intends to issue, offer and sell notes and deposit notes from time to time, either directly or to or through affiliated or other financial institutions, and that those notes and deposit notes would be subject to the Guarantee Agreement.
     We are acting as counsel to the Guarantor in connection with the filing today by the Guarantor of Post-Effective Amendment No. 2 to the Guarantor’s Registration Statement on Form S-3 (File no. 333-154173) (as so amended, the “Amended Registration Statement”) under the Securities Act of 1933 (the “Act”). The Amended Registration Statement registers the guarantee by the Guarantor, upon the terms and subject to the conditions set forth in the Guarantee Agreement, of the obligations of GS Bank under certain notes (the “Notes”) and deposit notes (the “Deposit Notes”) identified in the prospectus dated March 19, 2009 contained in the Amended Registration Statement. We refer to such guarantee of the Notes and Deposit Notes as the “Guarantee”.
     In connection with the filing of the Amended Registration Statement, we, as your counsel, have examined such corporate records, certificates and other documents, including the resolutions of the Guarantor’s Board of Directors authorizing the issuance of the Guarantee (collectively, the “Resolutions”), and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the Amended Registration Statement has become effective under the Act, and when any Notes or Deposit Notes are issued, offered and sold by GS Bank as contemplated in the prospectus dated March 19, 2009 contained in the Amended Registration Statement, the Guarantee of such Notes or Deposit Notes, as applicable, will constitute a valid and legally binding obligation of the Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and

The Goldman Sachs Group, Inc.
similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this opinion, we have assumed that each Note or Deposit Note, when issued, offered and sold by GS Bank, will have been duly paid for and that the issuance, offer and sale thereof, and the use of the proceeds therefrom, will not violate any applicable law.
     We note that, as of the date of this opinion, a judgment for money in an action based on a security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
     The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York and the laws of the State of Delaware as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. We note that GS Bank is organized under the Banking Law of the State of New York, and we are expressing no opinion as to the Notes or Deposit Notes or the obligations of GS Bank thereunder.
     We have relied as to certain matters on information obtained from public officials, officers of the Guarantor and other sources believed by us to be responsible. We have assumed, without independent verification, that the signatures on all documents examined by us are genuine. We have further assumed that, when each Note or Deposit Note is issued, offered and sold by GS Bank, the authority granted in the Resolutions will remain in effect and no action will be taken in contravention of any applicable limit established pursuant to the Resolutions from time to time; that there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Guarantee; that the Guarantee Agreement will not have been amended or terminated in any manner relevant to the Notes or Deposit Notes; and that the performance by the Guarantor of its obligations under the Guarantee will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantor and will not result in a default under or breach of any agreement or instrument then binding upon the Guarantor.

The Goldman Sachs Group, Inc.
     We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement and to the references to us under the heading “Validity of Our Guarantee” in the prospectus relating to the Guarantee contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP